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                                                                   Exhibit 10.13

The ommitted portions indicated by an asterisk have been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.

                   MANUFACTURING, SALES & MARKETING AGREEMENT

     THIS MANUFACTURING, SALES & MARKETING AGREEMENT (this "Agreement") is made and entered into as of April 26, 2002, by and between Nomaco Inc., a Delaware corporation with its principal place of business in Zebulon, North Carolina ("Nomaco"), and RBX Industries, Inc., a Delaware corporation with its principal place of business in Roanoke, Virginia ("RBX").

                              Statement of Purpose

     In recognition that RBX and Nomaco each has skills and resources superior to those of the other in respect of certain aspects of their businesses, Nomaco and RBX desire to improve their efficiency and competitiveness by entering into a business relationship in which RBX shall transfer to Nomaco rights relating to certain of RBX's polyethylene thermal mechanical insulation products and RBX shall serve as Nomaco's exclusive sales representative for such products, all in accordance with the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. Capitalized terms used in this Agreement shall have the meanings given to such terms in this Section 1 or elsewhere in this Agreement.

     (a) An "Acquisition" of a Person means (i) a consolidation or merger of such Person with or into any other Person in which either (A) greater than fifty percent (50%) of the capital stock or other ownership interests in such Person are transferred, or (B) such Person is not the surviving entity of such consolidation or merger; (ii) a transaction or series of related transactions resulting in the sale or transfer of greater than fifty percent (50%) of the capital stock or other ownership interests in such Person; or (iii) the sale of all or substantially all of the assets of such Person. Similarly, "Acquire" means to acquire a Person pursuant to an Acquisition and "Acquired" means to be acquired pursuant to an Acquisition.

     (b) A "Business" means any Person that is an entity, or any division or department of such a Person where such division or department is not a separate entity.

     (c) "Competitive Practices" means the practices of the primary competitors of RBX and Nomaco in the sale of Products (or products competitive with the Products) in the Markets.

     (d) "Confidential Information" means, confidential, non-public or proprietary information that is disclosed or made available by a party to the other party in connection with this Agreement, including, without limitation, specifications and technical information, inventions, developments, ideas, know-how, data, formulae, compositions, designs, processes,

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business and product plans, research and development plans or results and other information relating to the business, operations, finances, sales, marketing, customers, products or technology of such party, in each case whether disclosed or made available in oral, written, electronic, graphic or any other form. Confidential Information includes all copies, reproductions, notes and repositories thereof, whether in written, electronic, graphic or any other form. Notwithstanding the foregoing, "Confidential Information" shall not include: (i) information which is or becomes available to the general public through no breach of this Agreement; (ii) information which is possessed by the receiving party at the time of disclosure (and acquired with no breach of any confidentiality limitation known to the receiving party); (iii) information which is subsequently acquired from a third party who has a bona fide right to make such information available without restriction known to the receiving party; (iv) information which is independently developed by the receiving party without use of Confidential Information of the other party; or (v) information which is required to be disclosed by court order or applicable law or regulation, including, without limitation, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (except that the party required to make disclosure shall promptly notify the other party of such court order, law or regulation and cooperate with the other party to limit the scope of disclosure required, to the extent such limitation is permitted by law or regulation).

     (e) * .

     (f) "Dispute" means any dispute between the parties arising out of or relating to this Agreement, including, without limitation, disagreements of the parties regarding commercial matters such as pricing, customer service, sales efforts, product, product quality, required inventories or alleged commercially unreasonable conduct of a party which threatens to be materially detrimental to the profitable manufacture and sale of Products hereunder, whether or not such dispute or disagreement is based upon a breach or alleged breach of this Agreement by either party.

     (g) "Excluded Products" means the products set forth on Exhibit B attached hereto, none of which shall be included within the meaning of "Products" as used herein.

     (h) "Gross Sales" means the gross amount of invoices to customers for the purchase and sale of Products. Freight (including insurance), rebates, distribution costs, warehouse fees, cash discounts for early payment and other costs associated with the movement of Products to customers shall not be deducted from Gross Sales. Return of Products or credit to customers for defective Products or Products that are accepted and authorized for return by Nomaco to balance or correct customer inventories shall be deducted from Gross Sales.

     (i) * .

     (j) "Insulation Division" means the division or Business of RBX that currently manufactures, markets and sells thermal mechanical insulation products or components thereof, or any successor thereto by Acquisition or otherwise.

     (k) "Losses" means any losses, claims, demands, penalties, liabilities, damages, fees, costs and expenses, including, without limitation, reasonable attorneys' fees and court costs.

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     (l) "Manufacturing Transition Plan" means the manufacturing transition plan attached hereto as Exhibit C, which plan will include, among other things, terms relating to pricing, freight, cash discounts, volume rebates, credit terms and other material terms of sale.

     (m) "Manufacturing Transition Period" means the period commencing and ending on the dates set forth in the Manufacturing Transition Plan for the transition described therein.

     (n) "Marketing Transition Plan" means the marketing transition plan attached hereto as Exhibit D.

     (o) "Marketing Transition Period" means the period commencing and ending on the dates set forth in the Marketing Transition Plan for the transition described therein.

     (p) "Markets" means all of the following customers in the United States, United States possessions and territories, Canada, and Mexico: HVAC wholesalers, plumbing supply wholesalers, mechanical parts wholesalers, refrigeration wholesalers, industrial and commercial distributors, commercial insulation contractors, and retailers and catalogue houses buying and reselling Products to the commercial, institutional, residential, industrial, mercantile and shipyard construction markets.

     (q) "Nomaco K-Flex" means Nomaco K-Flex, LLC, a North Carolina limited liability company.

     (r) "Nomaco Marks" means the trademarks and/or trade names of Nomaco listed on Exhibit E attached hereto.

     (s) "Other Agreement" means the Manufacturing, Sales and Marketing Agreement between RBX and Nomaco K-Flex dated as of the date hereof.

     (t) "Person" means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, governmental agency or authority or other entity.

     (u) "Products" means polyethylene thermal mechanical insulation products consisting of tubular, sheet and roll materials used to insulate piping, ducts, vessels, tanks, chillers and HVAC equipment, including, without limitation, the products described on Exhibit F attached hereto, including any enhancements, changes, improvements or additions thereto. Notwithstanding the foregoing, "Products" shall not include, and this Agreement shall not apply to, the Excluded Products.

     (v) "RBX Customers" means each customer of RBX * .

     (w) "RBX Inventory Products" means products manufactured by RBX prior to the date of this Agreement and available for sale on the date hereof, as such products are described on Exhibit G attached hereto.

     (x) "RBX Marks" means the trademarks and/or trade names of RBX listed on Exhibit H attached hereto.

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     (y) "RBX Transition Products" means products RBX is permitted to manufacture under the Manufacturing Transition Plan, as such products are described in the Manufacturing Transition Plan.

     (z) "Sales Team Transition Plan" means the sales team transition plan attached hereto as Exhibit I.

     2. Appointment. Subject to the terms and conditions of this Agreement, (a) Nomaco hereby appoints RBX as its exclusive representative responsible for sales and marketing of the Products to the Markets; and (b) RBX hereby appoints Nomaco as its exclusive representative responsible for the manufacturing of the Products for the Markets.

     3. Manufacturing.

     (a) Manufacturing of Products Generally. Except as provided in Sections 3(b) and 3(c), all Products to be marketed and sold in the Markets shall be manufactured exclusively by Nomaco.

     (b) Limited Manufacturing and Sales of RBX Products. Notwithstanding any provision of this Agreement, the parties agree that (i) RBX may sell the RBX Inventory Products in accordance with the Manufacturing Transition Plan and Marketing Transition Plan; and (ii) RBX may manufacture and sell the RBX Transition Products in accordance with the Manufacturing Transition Plan and during the Manufacturing Transition Period. All sales of such RBX Inventory Products and RBX Transition Products (collectively, "RBX Products") shall be transactions solely between RBX and its customers and RBX shall be solely responsible for all such sales, including, without limitation, pricing (consistent with historical practices), collection from customers, customer service and support, warranty claims and product liability claims. Such RBX Products shall be sold solely under the RBX Marks and no reference to Nomaco or use of the Nomaco Marks shall be used in any such sales or placed on any such RBX Products. Nomaco shall have no responsibility or liability with respect to the RBX Products or any manufacturing or sales thereof and RBX shall indemnify Nomaco in connection with the design, manufacturing, marketing and sale of the RBX Products in accordance with Section 9.

     (c) Additional Manufacturing and Sale of Products by RBX. The parties shall meet periodically to determine their respective manufacturing capacities. Nomaco reserves the right, upon written notice (the "Nomaco Notice") to RBX and subject to the conditions set forth in this Section 3(c), to require RBX to commence the manufacture of one or more of the Products for sale to Nomaco. Any such notice shall specify:

         (i) the Products that RBX shall be required to manufacture for sale to Nomaco and the specifications thereof;

         (ii) the quantities, expressed on a monthly basis, of the Products that RBX shall be required to manufacture for sale to Nomaco and the number of months in which such quantities shall be required;

         (iii) the purchase price that Nomaco is prepared to pay to RBX for any such Products * ; and

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         (iv) any other terms and conditions that Nomaco shall propose with respect to the manufacture, sale and resale of any such Products.

In the event RBX has available capacity in its existing manufacturing facilities for the manufacture of any such Products, or can develop additional capacity in its existing manufacturing facilities through the retooling or other modification of such facilities for the manufacture of any such Products, without incurring any material capital expenditure or expense in connection with any such retooling or modification (such available capacity or additional capacity, the "Requisite Capacity"), RBX shall, within thirty (30) days of receiving the Nomaco Notice, provide Nomaco with written notice (the "RBX Notice") of the terms and conditions on which it shall be willing to manufacture and sell any such Products and shall thereafter cooperate with Nomaco in negotiating the definitive terms and conditions that shall govern the manufacture, sale and resale of any such Products. In no event, however, shall either party be required to accept any terms and conditions relating to the manufacture, sale and resale of any such Products that it determines, in the exercise of its sole discretion, to be commercially unreasonable. In the event RBX does not have the Requisite Capacity for the manufacture of such Products without incurring any material capital expenditure or expense in connection therewith, RBX shall, within thirty (30) days of receiving the Nomaco Notice, notify Nomaco of such capacity restraint. After delivery of the notice described in the sentence immediately preceding, neither Nomaco nor RBX shall have any further rights, duties or obligations under this Section 3(c).

     (d) Transition Assistance. Each party shall cooperate in the transition of manufacturing responsibilities to Nomaco during the Manufacturing Transition Period and perform its respective obligations under the Manufacturing Transition Plan. Payment of each party's costs and expenses incurred in connection with such activities shall be in accordance with the Manufacturing Transition Plan.

     (e) Product Specifications. The parties shall consult with each other in establishing Product specifications; provided, however, that all Product specifications shall be finally determined by Nomaco in Nomaco's sole discretion, after consultation with RBX.

     (f) Changes in Products; No Obligation to Introduce New Products. Nomaco may modify or discontinue any Products or Product lines in Nomaco's sole discretion, after consultation with RBX, upon six (6) months prior written notice to RBX. New Products (as defined herein), Products, Product lines and any enhancement, change, improvement or addition of or to any Product will be introduced into the Market in Nomaco's sole discretion and Nomaco shall not be required to commercialize or introduce into the Market any such New Product, Product, Product line, enhancement, change, improvement or addition.

     (g) New Products. If either Nomaco or RBX (the "Developing Party") at any time develops a new product (or an enhancement, change, improvement or addition to an existing product) which is competitive with (or which replaces) any of the Products in or for the Market but which is not initially included within the meaning of "Products" as used herein (as applicable, the "New Product"), the Developing Party shall notify the other party in writing (the "New Product Notice") prior to manufacturing, marketing, distributing, selling or otherwise commercializing such New Product (including by assigning or licensing to any other Person any intellectual property rights therein), or distributing or selling any raw materials to

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any Person whom the Developing Party has reason to know intends to use, or to distribute or sell to any other Person whom the Developing Party has reason to know intends to use, such raw materials in the manufacture of such New Product, or entering into any letter of intent, contract or agreement with any other Person relating to any of the foregoing. Except to the extent the non-Developing Party otherwise elects as provided below, such New Product shall then automatically become a "Product" covered by the terms and conditions of this Agreement * effective as of the date of the New Product Notice * . Notwithstanding the foregoing, the non-Developing Party may elect not to include such New Product as a "Product" covered by this Agreement by notifying the Developing Party in writing within sixty (60) days after the non-Developing Party's receipt of the New Product Notice. If the non-Developing Party makes such election * , then such New Product shall not become a "Product" covered by this Agreement and the Developing Party shall be entitled to manufacture, market, distribute and sell, or have manufactured, marketed, distributed and sold by any other Person, such New Product and any raw materials for use in the manufacture thereof and the non-Developing Party shall have no right, title or interest in or to such New Product or raw materials or to any revenues generated from the manufacture, marketing, distribution or sale thereof by or for the Developing Party. If a New Product becomes a "Product" covered by this Agreement in accordance with this Section, the Developing Party shall, for no additional consideration, grant to the non-Developing Party such licenses and other rights, if any, as may be necessary for the non-Developing Party to perform its obligations under this Agreement with respect to such New Product, effective as of the date on which such New Product becomes a "Product" covered by this Agreement.

     4. Sales and Marketing.

     (a) Sales and Marketing of Products. Except as provided in the Marketing Transition Plan, all Products to be marketed and sold to the Markets shall be marketed and sold by RBX. RBX shall diligently and in good faith use commercially reasonable efforts to market and promote sales of the Products in the Markets to achieve maximum profitable sales volume. Without limiting the foregoing, RBX shall perform the following specific tasks:

         (i) develop and maintain a sales team fully dedicated to the marketing and sales of Products to the Markets (the "Sales Team"), such Sales Team to be developed in accordance with the Sales Team Transition Plan and to at a minimum include sales representatives in such number and with such qualifications as is then consistent with Competitive Practices;

         (ii) cause the Sales Team to regularly call upon and visit customers and potential customers in the Markets, to include at a minimum such volume and frequency of calls and visits as is then consistent with Competitive Practices;

         (iii) cause one or more members of the Sales Team to attend the following trade shows each year: NIA, ARW, ASHRAE, HVAC and other major trade shows in the United States, Canada and/or Mexico relating to the Products and/or the Markets;

         (iv) prepare brochures and promotional literature for the Products, to include at a minimum such quality, volume and placement of brochures and promotional literature as is then consistent with Competitive Practices; provided, however, that all such brochures and

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promotional literature shall be subject to the prior written approval of Nomaco, which approval shall not be unreasonably withheld, conditioned or delayed;

         (v) purchase advertising for the Products, to include at a minimum such quality, volume and placement of advertising as is then consistent with Competitive Practices; provided, however, that all such advertising shall be subject to prior written approval of Nomaco, which approval shall not be unreasonably withheld, conditioned or delayed;

         (vi) submit to Nomaco on a monthly basis during each calendar month, detailed sales reports (to include at a minimum a report on activities described in items (i) through (v) above undertaken during the immediately preceding month) and such other reports and information reasonably requested by Nomaco relating to RBX sales and marketing efforts during the immediately preceding month;

         (vii) establish sales incentive programs for members of the Sales Team, to include at a minimum such sales incentives as are then consistent with Competitive Practices;

         (viii) submit to Nomaco on a monthly basis on or before the tenth
(10th) day of each calendar month, a good faith forecast of sales of Products during the three (3) month period commencing with the calendar month in which the forecast is delivered (a "Forecast"); and

         (ix) promptly inform Nomaco as to any material complaints from customers or other problems relating to any Products and promptly communicate to Nomaco any and all material modifications, design changes or improvements of the Products suggested by any customer or other Person, including any member of the Sales Team.

     (b) Inventory; Shipment. Nomaco shall diligently and in good faith use commercially reasonable efforts to maintain an adequate inventory of Products and, in consultation with RBX, to adopt a shipping policy that allows for shipment of Products to customers in the Markets within lead times which are consistent with Competitive Practices. Available inventory of Products shall be allocated in the sole discretion of Nomaco.

     (c) Customer Service and Support. The parties agree that customer service and support shall be allocated between the parties as follows: (i) RBX shall provide, at its sole cost and expense, all technical customer and sales service and support for the Products, including, without limitation, pre-order entry sales and technical support; and (ii) Nomaco shall provide, at its sole cost and expense, logistical service and support for sales of the Products, including, without limitation, order entry service regarding shipments and inventory availability. In addition to the foregoing, each party, at its sole cost and expense, shall assist the other party in providing such customer service and support as reasonably requested by the other party from time to time.

     (d) Information Management System. Nomaco shall provide and maintain, at Nomaco's expense, an information management system that allows communication between Nomaco and RBX relating to customer orders, credits, shipments and customer communication. RBX shall have confidential electronic access on such information management system to information relating to inventories, inventory locations, orders, credits, shipments and customer communication relating to Products sold or to be sold under this Agreement. All such

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information and such information management system shall constitute
"Confidential Information" of Nomaco under this Agreement and, in addition to the restrictions on use or disclosure of Confidential Information contained herein, RBX shall comply with all of Nomaco's reasonable written instructions and policies in effect from time to time to maintain the confidentiality and security of all such information and any information system on which it may be located.

     (e) Sales Team. The parties acknowledge that the initial Sales Team shall include employees and independent sales representatives of RBX and persons who RBX may hire as employees or engage as independent sales representatives that are currently employed by Nomaco. Upon the termination of this Agreement for any reason, the parties agree that, as between the parties, members of the Sales Team may be hired as employees or engaged as independent sales representatives only by the party for which each such Person originally served as an employee or independent sales representative, or, after a period of one (1) year from the termination date, by either party; provided, however, that RBX shall be deemed to be the originating employer of all members of the Sales Team who are hired by RBX during the duration of this Agreement and who were not previously employed by Nomaco.

     (f) Distribution Channels; Marketing Plans, Customer Selection and Marketing and Sales Management. Marketing plans, advertising, channels of distribution, customer selection, marketing and sales management and all applicable budgets and expenditures shall be determined at the sole discretion of RBX, after consultation with Nomaco; provided, however, that (i) RBX shall at all times comply with its obligations under Section 4(a); and (ii) all customer orders remain subject to acceptance by Nomaco in accordance with Section 5(b) notwithstanding any customer selection by RBX.

     (g) Marks. RBX hereby grants to Nomaco an exclusive, royalty free license to use the RBX Marks for the marketing and sale of the Products in the Markets until the expiration or termination of this Agreement; provided however, that the foregoing shall not prohibit RBX from using the RBX Marks in connection with
(i) the performance of its obligations hereunder with respect to the RBX Products sold under the RBX Marks in accordance with the Marketing Transition Plan and during the Marketing Transition Period; or (ii) manufacturing, marketing, distribution and sale of New Products to the extent permitted in
Section 3(g). RBX shall market and sell the Products in the Markets only under the Nomaco Marks or, if and as directed by Nomaco, under the RBX Marks exclusively licensed to Nomaco as set forth above, and under no other name or description. RBX shall not use or permit the use of any Nomaco Marks in connection with any other products and use of the Nomaco Marks shall at all times be in accordance with Nomaco's reasonable written trademark or trade name use policies in effect from time to time. Notwithstanding the foregoing, RBX may market and sell Products under the RBX Marks in accordance with the Marketing Transition Plan and during the Marketing Transition Period.

     (h) Supplier Relationships. * .

     (i) Authority of RBX. The authority of RBX hereunder is limited to marketing and promoting sales of the Products in the Markets. RBX does not have, and shall not hold itself out as having, any right, power or authority (i) to create any contract or obligation, either express or

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implied, on behalf of, in the name of, or binding upon Nomaco or (ii) to accept legal process on behalf of Nomaco.

     (j) Authority of Nomaco. The authority of Nomaco hereunder is limited to manufacturing and sales of Products to its customers in the Markets. Nomaco does not have, and shall not hold itself out as having, any right, power or authority
(i) to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon RBX or (ii) to accept legal process on behalf of RBX.

     (k) Conduct. In performing its obligations hereunder, each party agrees that it (i) shall not engage in any unethical business practice; (ii) shall not participate in any conduct detrimental to the other party or which would create a conflict of interest with respect to RBX and Nomaco; (iii) shall not misrepresent the Products or its authority hereunder; and (iv) shall maintain in effect at all times during the term of this Agreement all licenses, permits, authorizations and approvals required in order to carry out its obligations hereunder.

     (l) Commercial Insurance Coverage. Until the termination of this Agreement and continuing for a period of six years thereafter, each party, at its sole cost and expense, shall secure from an insurance company reasonably acceptable to the other party and licensed to do business within the State of North Carolina and the State of Virginia, and maintain throughout such term, commercial liability insurance coverage, which shall include coverage against products-completed operations hazards, with limits of insurance as follows: (i) general aggregate limit (other than products-completed operations hazards coverage), no less than $5,000,000; (ii) products-completed operations hazards coverage, no less than $2,000,000; and (iii) each liability occurrence, no less than $2,000,000. Such insurance coverage shall (in the case insurance coverage obtained by Nomaco) name RBX as an additional insured-broad form vendor. Additionally, such insurance coverage shall provide that it will not be canceled or amended except after thirty days' prior written notice to the other party. Upon receipt of a written request, each party shall deliver to the other party a certificate of insurance satisfactory to such other party evidencing the existence of such insurance coverage, such delivery to be made (A) upon the execution and delivery hereof and (B) at least ten days prior to the expiration of any such insurance coverage.

     5. Sales to Customers.

     (a) Sales. All sales of Products shall be consummated through transactions between Nomaco and customers (and RBX shall not be a party to any such sales transactions).

     (b) Orders. All orders shall be submitted to, and are subject to written acceptance by Nomaco at Nomaco's offices in Zebulon, North Carolina, or any other location designated by Nomaco. Nomaco may reject any order in its sole discretion for any reason, including, without limitation, due to prices, freight or other economic terms relating to such order, and no such rejection of any order or orders by Nomaco shall constitute a breach of this Agreement or be deemed bad faith conduct by Nomaco. Nomaco may, in its sole discretion, after consultation with RBX, accept or reject any order and establish minimum orders and (subject to the conditions set forth in Section 5(d)) credit restrictions.

     (c) Pricing. * .


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     (d) Terms of Sale. All sales of Products by Nomaco shall be subject to
Nomaco's standard terms and conditions of sale as in effect from time to time (the "Terms and Conditions of Sale"). Nomaco's current Terms and Conditions of Sale are set forth on Exhibit J attached hereto. The Terms and Conditions of Sale may be modified by Nomaco in its sole discretion, after consultation with RBX, upon six (6) months written notice to RBX, or earlier by mutual agreement of the parties.

     (e) Limited Product Warranty. The only Product warranty given by Nomaco is the standard Nomaco limited warranty to customers contained in the Terms and Conditions of Sale (the "Limited Warranty"). EXCEPT FOR THE LIMITED WARRANTY TO CUSTOMERS CONTAINED IN THE TERMS AND CONDITIONS OF SALE, NOMACO MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, ARISING BY LAW, OUT OF ANY COURSE OF DEALING OR PERFORMANCE, CUSTOM, INDUSTRY STANDARD OR OTHERWISE, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE PRODUCTS, THE CONDITION, QUALITY, SAFETY, PERFORMANCE OR RESULTS OF THE PRODUCTS, THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE FOREGOING, NOMACO MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO RBX RELATING TO THE PRODUCTS. RBX shall inform each of its customers for the Products of Nomaco's Limited Warranty; provided, however, that RBX shall not make or give any other representation, warranty, guaranty or assurance regarding the Products or the condition, quality, safety, performance, merchantability or fitness for a particular purpose of the Products.

     6. * .

     (a) * .

     (b) * .

     (c) * .

     (d) * .

     (e) * .

     7. Exclusivity; Non-Competition. During the term of this Agreement, except for limited manufacturing and sales of RBX Products and Products in accordance with Sections 3(b) and 3(c) and except for the manufacturing, marketing, distribution and sales of New Products or raw materials used in the manufacture thereof to the extent permitted under Section 3(g), RBX shall not, directly or indirectly, alone, through any of its affiliates or any Business Acquired by RBX, or together with or on behalf of any other Person, including as a shareholder, member, manager, partner, owner, joint venturer, licensor (or sublicensor), licensee (or sublicensee), investor, lender, agent, representative or consultant of, for or to another Person, (a) engage in manufacturing of any Products (or any products competitive with the Products) in or for the Markets (it being agreed by the parties that all existing and future RBX opportunities for Product and competitive product sales in the Markets shall be manufactured exclusively by Nomaco except as otherwise provided in Sections 3(b), 3(c) and 3(g)); (b) market, distribute, sell or promote any Products (or any products competitive with the Products) in or for the Markets

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other than Products manufactured by Nomaco pursuant to this Agreement; (c)
market, distribute, sell or promote polyethylene products, or other raw materials, to any Person whom RBX has reason to know intends to use, or to distribute or sell to any other Person whom RBX has reason to know intends to use, such polyethylene products or other raw materials in the manufacture of Products (or any products competitive with the Products) in or for the Markets; or (d) market, distribute, sell or promote any extruders or other equipment used in the manufacture of Products, to any other Person from the date hereof until January 1, 2003, and thereafter to any Person whom RBX has reason to know intends to use, or to distribute or sell to any other Person whom RBX has reason to know intends to use, such extruders or other equipment in the manufacture of Products (or any products competitive with the Products) in or for the Markets. During the term of this Agreement, except for the manufacturing, marketing, distribution and sales of New Products or raw materials used in the manufacture thereof to the extent permitted under Section 3(g), Nomaco shall not, directly or indirectly, alone, through any of its affiliates or any Business Acquired by Nomaco, or together with or on behalf of any other Person, including as a shareholder, member, manager, partner, owner, joint venturer, licensor (or sublicensor), licensee (or sublicensee), investor, lender, agent, representative or consultant of, for or to another Person, sell any Products (or any products competitive with the Products) in or for the Markets other than through RBX pursuant to this Agreement. * .

     8. Intellectual Property. RBX acknowledges and agrees that Nomaco owns and shall retain sole and exclusive ownership, now and in the future, in all patents, copyrights, trademarks, service marks, trade names, trade secrets, inventions, discoveries, ideas, technologies, know-how, designs, specifications, formulae, works of authorship and other intellectual property rights relating to the Products (collectively, the "Intellectual Property"). Except for the limited right to use the Nomaco Marks granted in Section 4(g), nothing in this Agreement shall be construed to grant RBX any license or other right, title or interest in or to any Intellectual Property. RBX agrees not to do anything to infringe upon, harm or contest the validity of any Intellectual Property or any rights of Nomaco therein. RBX further agrees to promptly notify Nomaco if it becomes aware of any infringement of any Intellectual Property. Except for the limited right to use the RBX Marks granted in Section 4(g), nothing in this Agreement shall be construed to grant Nomaco any license or other right, title or interest in or to any of the RBX Marks. Nomaco agrees not to do anything to infringe upon, harm or contest the validity of the RBX Marks or any rights of RBX therein. Nomaco further agrees to promptly notify RBX if it becomes aware of any infringement of any of the RBX Marks.

     9. Indemnification.

     (a) Indemnification by RBX. RBX agrees to indemnify and hold Nomaco, its directors, officers, employees, agents and representatives, harmless from and against any and all Losses in any manner arising out of, relating to or in connection with (i) a breach by RBX of any of its representations, warranties or agreements contained in this Agreement or the Exhibits attached hereto; (ii) the design, manufacturing, sales or marketing of the RBX Products or any other products (including any other Products) manufactured by RBX at any time; or
(iii) the sales or marketing of the Products.

     (b) Indemnification by Nomaco. Nomaco agrees to indemnify and hold RBX, its directors, officers, employees, agents and representatives, harmless from and against any and all Losses in any manner arising out of, relating to or in connection with (i) a breach by Nomaco of any of its representations, warranties or agreements contained in this Agreement or the Exhibits attached hereto; or (ii) a customer claim against RBX regarding the design or manufacturing of the Products or the failure of any Product to meet the Product specifications established with respect thereto by Nomaco pursuant to Section 3(e) hereof.

     (c) Indemnification Procedures for Third Party Claims.


         (i) If a third party commences a lawsuit or arbitration (a "Third-Party Claim") against any Person (the "Indemnified Party") with respect to any matter that the Indemnified Party might make a claim for indemnification against any party (the "Indemnifying Party") under this Section 9, then the Indemnified Party must notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

         (ii) Upon receipt of the notice described in Section 9(c)(i), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (A) within ten (10) days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of this Section 9, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur arising out of, relating to or in connection with the Third-Party Claim,
(B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Indemnifying Party is not a party to the applicable proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (D) the Third-Party Claim does not involve, and is not likely to involve, any claim by any governmental body or authority, (E) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (F) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party,
(G) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (H) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

         (iii) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 9(c)(ii), (A) the Indemnifying Party will not be responsible for any attorneys' fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys' fees incurred prior to the Indemnifying Party's assumption of the defense pursuant to
Section 9(c)(ii)) and (B) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably.

         (iv) If any condition in Section 9(c)(ii) is or becomes unsatisfied,
(A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys' fees and expenses, and (C) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Section 9.

     10. Limitation of Liability. EXCEPT FOR BODILY INJURY OR DEATH OF A PERSON (INCLUDING ANY CLAIM UNDER SECTION 9 TO THE EXTENT RELATING THERETO), NEITHER PARTY SHALL IN ANY EVENT BE LIABLE UNDER ANY CIRCUMSTANCES, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOSSES ARISING FROM THIS AGREEMENT, THE PRODUCTS OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

     11. Confidentiality.

     (a) Confidential Information. Each party acknowledges that it may receive or receive access to Confidential Information of the other party in connection with this Agreement. Each party agrees to hold in confidence and not to, directly or indirectly, use or disclose to any other person any Confidential Information of the other party, except to the extent expressly permitted hereunder in connection with the performance of this Agreement, including, without limitation, to reverse engineer or attempt to reverse engineer any products manufactured by the other party. Each party may disclose Confidential Information of the other party to its lenders, employees, advisors and representatives who have a need to know such Confidential Information in connection with the transactions described herein and who agree to be bound by the terms hereof; provided, however, that each party agrees that a breach of this Section by any of its lenders, employees, advisors or representatives shall constitute a breach by such party.

     (b) Return of Confidential Information. Upon the termination of this Agreement for any reason, each party shall return to the other party all Confidential Information of the other party.

     (c) Duration. The obligations of the parties under this Section shall survive the termination of this Agreement for a period of five (5) years, except that the obligations of the parties under this Section shall survive the expiration of such five (5) year period and thereafter continue to remain in effect with respect to Confidential Information that is a trade secret under applicable law.

     12. Expansion of Business; Participation Right; Acquisition Transition
Plan.

     (a) Acquisition of Competitor by RBX or Nomaco. If (i) RBX Acquires a Business * that is competitive with the business of RBX contemplated by this Agreement, or (b) Nomaco Acquires a Business * that is competitive with the business of Nomaco contemplated by this

Agreement, then from and after the date of any such Acquisition, (y) if such Business is Acquired by RBX, such Business shall be regarded as an integral part of RBX, and shall join RBX in conducting the sales and marketing activities of RBX described herein, or (z) if such Business is Acquired by Nomaco, such Business shall be regarded as an integral part of Nomaco, and shall join Nomaco in conducting the manufacturing activities of Nomaco described herein. In either such case, the party Acquiring such Business (i.e. RBX or Nomaco, as the case may be) shall, upon request of the other party hereto, cause such Business to join as a party to this Agreement and agree to be bound by the same obligations as the party Acquiring such Business.

     (b) * .

     (c) Acquisition Transition Plan. If either party closes an Acquisition, then the parties shall promptly negotiate in good faith the terms of an acquisition transition plan to address any transition issues relating to each party's continuing performance of its obligations under this Agreement, including, without limitation, any divestiture that may be required by the party making such Acquisition in order to comply with the terms of Section 7.

     13. Representations and Warranties.

     (a) Representations and Warranties of RBX. RBX represents and warrants to, and covenants and agrees with, Nomaco that (i) the execution, delivery and performance of this Agreement by RBX has been duly and validly authorized in accordance with all applicable laws; (ii) RBX will perform its obligations hereunder in compliance with all applicable laws, rules and regulations; (iii) the execution, delivery and performance of this Agreement by RBX will not violate any right of, or breach any obligation to, any third party under any agreement or arrangement between it and any other Person; (iv) * ; and (v) all of the financial and other information set forth or referenced on Exhibit K attached hereto relating to the Insulation Division has been provided by RBX to Nomaco, is true and correct in all material respects and, with respect to the subject matter contained therein, does not omit to state any material fact necessary to make the information therein not misleading.

     (b) Representations and Warranties of Nomaco. Nomaco represents and warrants to, and covenants and agrees with, RBX that (i) the execution, delivery and performance of this Agreement by Nomaco has been duly and validly authorized in accordance with all applicable laws; (ii) Nomaco will perform its obligations hereunder in compliance with all applicable laws, rules and regulations; (iii) the execution, delivery and performance of this Agreement by Nomaco will not violate any right of, or breach any obligation to, any third party under any agreement or arrangement between it and any other Person; and (iv) all of the financial and other information set forth or referenced on Exhibit L attached hereto relating to Nomaco has been provided by Nomaco to RBX, is true and correct in all material respects and, with respect to the subject matter contained therein, does not omit to state any material fact necessary to make the information therein not misleading. In addition to the foregoing, the parties acknowledge that, following the execution of this Agreement by the parties, Nomaco intends to seek working capital financing to finance its activities contemplated under this Agreement; however, such financing is not in place at this time and no representation or warranty is given by Nomaco as to the availability and/or timing of such financing.

     14. Term; Termination; Effect of Termination.

     (a) Term. The initial term of this Agreement shall commence on the date hereof and shall continue for a period of twenty (20) years (the "Initial Term"), unless earlier terminated in accordance with Section 14(b). Unless earlier terminated in accordance with Section 14(b), upon the expiration of the Initial Term, this Agreement shall be automatically renewed for successive twenty (20) year terms, unless either party shall deliver to the other party notice of non-renewal at least twenty-four (24) months prior to the expiration of the Initial Term or the applicable renewal term, as the case may be.

     (b) Termination. This Agreement may be terminated as follows: (i) by either party in the event that the other party breaches or fails to perform any of its obligations under this Agreement and such breach or failure continues for a period of thirty (30) days after receipt of written notice thereof from the non-breaching party; (ii) by either party if the other party (A) is or becomes insolvent, (B) is or becomes a party to any bankruptcy or receivership proceeding or any similar action affecting its financial condition or property, if such proceeding (if not filed or initiated by such other party) has not been dismissed within thirty (30) days, or (C) makes a general assignment for the benefit of creditors; (iii) * ; (iv) * ; (v) by RBX if RBX shall become entitled to terminate the Other Agreement pursuant to subsections 14(b)(i), 14(b)(ii) or 14(b)(iii) thereof; (vi) by Nomaco if RBX terminates the Other Agreement; (vii) by Nomaco if Nomaco K-Flex shall become entitled to terminate the Other Agreement pursuant to subsections 14(b)(i), 14(b)(ii) or 14(b)(iv) thereof;
(viii) by RBX if Nomaco K-Flex terminates the Other Agreement; or (ix) by the Other Party if and when permitted by Section 12(b).

     (c) Effect of Termination. Upon the termination of this Agreement for any reason, all of the rights and obligations of the parties hereunder shall automatically terminate, except that (i) if this Agreement is terminated by RBX pursuant to Section 14(b)(iii) * , the rights and obligations of the parties hereunder shall continue for a period of eighteen (18) months following the date of delivery of notice of such termination in the same manner as applicable prior to termination * ; (ii) * ; and (iii) the obligations of the parties under Sections 8, 9, 10, 11, 14 and 15 of this Agreement shall survive the termination of this Agreement for any reason.

     15. Miscellaneous.

     (a) Independent Contractor Status. Notwithstanding any provision of this Agreement, for all purposes of this Agreement, each party shall be and act as an independent contractor and not as a partner, joint venturer or agent of the other party. Nomaco and RBX acknowledge and agree that neither RBX nor any salesman, employee, agent or representative of RBX shall be an employee, representative or agent of Nomaco for any purpose whatsoever, that all of RBX's salesmen, employees, agents and representatives shall be under RBX's exclusive control and that RBX shall be solely responsible for all such salesmen, employees, agents and representatives (including payment of all compensation and benefits of such Persons and payment of all required withholding, unemployment, social security and other taxes). Neither RBX nor any of its salesmen, employees, agents or representatives shall make or purport to make any representation or warranty of any kind relating in any way to the Products that is not expressly authorized in writing by Nomaco, nor shall RBX or any of the foregoing Persons have any authority to accept, and shall not in any manner accept, any offer to purchase Products on behalf of Nomaco or otherwise commit or bind Nomaco in any way. Nomaco and RBX acknowledge and agree that neither Nomaco nor any salesman, employee, agent or representative of Nomaco shall be an employee, representative or agent of RBX for any purpose whatsoever, that all of Nomaco's salesmen, employees, agents and representatives shall be under Nomaco's exclusive control and that Nomaco shall be solely responsible for all such salesmen, employees, agents and representatives (including payment of all compensation and benefits of such Persons and payment of all required withholding, unemployment, social security and other taxes).

     (b) Foreign Corrupt Practices Act and Export Controls. RBX agrees to comply with the United States Foreign Corrupt Practices Act and all applicable export laws, restrictions and regulations of any United States or foreign agency or authority and not to export or re-export, or allow the export or re-export of, any product, technology or information it obtains or learns pursuant to this Agreement in violation of any such laws, restrictions or regulations.

     (c) Public Announcements. No press release, public announcement or other disclosure with respect to this Agreement or the transactions contemplated hereby shall be issued or made by either party hereto without the prior consent of the other party, except as may be necessary in the opinion of counsel to either party to meet the requirements of any applicable law, rule or regulation, the requirements of any governmental agency or the requirements of any stock exchange or inter-dealer quotation system on which the securities of such party or any of its affiliates may be listed.

     (d) Expenses. Each party shall bear all costs and expenses incurred in the negotiation, execution and delivery of this Agreement and in the performance of its obligations hereunder.

     (e) Force Majeure. No party to this Agreement shall be deemed to be in breach or default of any provisions hereof by reason of delay or failure in the discharge or performance of any duty or obligation hereunder due to strikes, lock-outs, natural calamity, war, terrorist activity, government laws or regulations, civil disorder, government embargoes, force majeure or any other cause beyond the reasonable control of the party so affected; provided, however, that the party so affected gives prompt written notice to the other party of the facts and circumstances relating to any such delay or failure and takes all commercially reasonable actions within its power to promptly remove the basis for any such delay or failure, so as to resume such discharge or performance as soon as possible.

     (f) Specific Performance. Each party agrees that a remedy at law for breach of any of Sections 7, 8 or 11 would be inadequate and that each party shall be entitled to temporary or permanent injunctive or other equitable relief from a court of competent jurisdiction preventing any breach or threatened breach thereof by the other party, which remedy shall be cumulative and in addition to all other available remedies hereunder, at law or in equity.

     (g) Dispute Resolution. Each party agrees that their long term mutual interests will be best served by effecting a rapid and fair resolution of any Disputes between the parties relating to this Agreement. Therefore, each party agrees to use all reasonable efforts to resolve all such Disputes as rapidly as possible on a fair and equitable basis in accordance with this Section. If either party has or becomes aware of a Dispute, such party shall promptly notify the other party in writing. The parties shall meet in person or by telephone within ten (10) days of delivery of such notice and seek to resolve the Dispute by negotiation between the appropriate officers of each party, with the resolution of the Dispute being passed to each officer at the next higher level of authority, in turn. Each successive higher level of authority shall have fifteen (15) days to resolve the Dispute. Such meetings shall be attended in person or by telephone by individuals with decision-making authority to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. If the parties have not succeeded in negotiating a resolution of the Dispute within forty-five (45) days after the first such meeting, the Dispute shall be submitted to non-binding mediation within sixty (60) days. The mediation shall be conducted by Walter Offermann (or if such person is unable or unwilling to serve as the mediator in accordance with provisions hereof, the mediation will be conducted by such other person as shall be mutually acceptable to the parties hereto and who shall have experience in the thermal mechanical insulation industry) in the State of Delaware, U.S.A. in accordance with the mediation procedures of the American Arbitration Association ("AAA"). Each of the parties shall pay one-half of the mediator's fees and expenses. All other costs and expenses related to the mediation, including, without limitation, attorneys fees and expenses, shall be paid by the party incurring such cost or expense. If mediation does not reach a settlement of the Dispute, either party may submit the Dispute for adjudication in any court of competent jurisdiction described in Section 15(i). Nothing in this Section shall prevent any party at any time from seeking injunctive relief from a court of competent jurisdiction in accordance with Section 15(f).

     (h) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, U.S.A., excluding its conflicts of laws principles. The United Nations Convention on the International Sale of Products is expressly excluded and shall not apply.

     (i) Jurisdiction. Subject to the terms of Section 15(f) and Section 15(g), each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder may be brought in the courts of the State of Delaware, U.S.A. or in the federal courts sitting in the State of Delaware, U.S.A. and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

     (j) Entire Agreement. This Agreement (together with the Exhibits attached hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements between the parties with respect to such subject matter, including, without limitation, the Letter of Intent and Term Sheet signed by the parties and dated February 14, 2002, as amended by the letter agreements signed by the parties and dated March 7, 2002 and March 28, 2002. All Exhibits attached hereto are hereby incorporated in this Agreement by reference. The parties acknowledge that a single set of Exhibits has been used for this Agreement and the Other Agreement. The parties further acknowledge and agree that the terms of each Exhibit shall apply with respect to this Agreement to the extent relating to the Products and activities of the parties covered hereunder (but not to the extent relating solely to the Other Agreement or to the products or activities covered thereunder).

     (k) Construction. The headings used in this Agreement are used for convenience only and are not to be considered in interpreting this Agreement. Any reference in this Agreement to a "Section" or "subsection" refers to a Section or subsection of this Agreement unless otherwise indicated and any reference in this Agreement to a "Section" also refers to each subsection thereof unless otherwise indicated. The word "including" as used in this Agreement means "including without limitation".

     (l) Successors and Assigns; Assignment. The terms of this Agreement shall apply to, be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned or transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that subject to the rights of each party under
Section 14(b), either party shall have the right to assign this Agreement without the other party's consent to any third party which Acquires such party or, in the case of RBX, the Insulation Division.

     (m) Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     (n) Cumulative Remedies. The rights and remedies of the parties under this Agreement shall be cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law or in equity.

     (o) Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile.

     (p) Amendment. No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by duly authorized representatives of both parties.

     (q) Waivers. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by a duly authorized representative of the waiving party. No waiver by either party of any breach of this Agreement shall be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other such occurrence.

     (r) Notices. Notices hereunder shall be in writing, and shall be deemed effectively given upon personal delivery, or upon confirmed delivery by facsimile, or on the next day following mailing by a reputable overnight courier, or on the third day following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed to the address specified on the signature page hereto.

     (s) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                      [The next page is the signature page]

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

                                 NOMACO INC.


                                 By:  /s/ Michael Dannin
                                    --------------------------------------------
                                         Michael Dannin, Chief Executive Officer

                                 Address:   501  NMC Drive
                                            Zebulon, NC 27597
                                 Facsimile: (919) 269-7636



                                 RBX INDUSTRIES, INC.


                                 By:  /s/ Eugene I. Davis
                                    --------------------------------------------

                                         Eugene I. Davis, Chairman


                                 Address:   5221 ValleyPark Drive
                                            Roanoke, Virginia 24019-3074
                                 Facsimile: (540) 561-6034